EXHIBIT 11.7
CORPORATE GOVERNANCE PRACTICES

CSA Guidelines			EXFO's Corporate Governance Practices
1.	Board of Directors
	(a)	Disclose the identity of directors who are independent.	The following directors are independent: Mr. Pierre-Paul Allard Mr. François Côté Mr. Darryl Edwards Mr. Claude Séguin Mr. Randy E. Tornes
	(b)	Disclose the identity of directors who are not independent, and describe the basis for that determination.

Mr. Germain Lamonde – non-independent – is President and Chief Executive Officer of the Corporation and the majority shareholder of the Corporation as he has the ability to exercise a majority of the votes for the election of the Board of Directors.

(c)

Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the board of directors does to facilitate its exercise of independent judgment in carrying out its responsibilities.

The majority of directors are independent: From September 1, 2015 to November 1, 2016, 5 out of 6.
	(d)	If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.	François Côté is presently a member of the board of directors of Lumenpulse Inc., a reporting issuer.
(e)

Disclose whether or not the independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer's most recently completed financial year. If the independent directors do not hold such meetings, describe what the board does to facilitate open and candid discussion among its independent directors.

The independent Directors hold as many meetings as needed annually and any Director may request a meeting at any time. From September 1, 2015 and to November 1, 2016 five (5) meetings of independent Directors without Management occurred.
In June 2011, an Independent Members Committee Charter was adopted.

(f)
Disclose whether or not the chair of the board is an independent director. If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the board has neither a chair that is independent nor a lead director that is independent, describe what the board does to provide leadership for its independent directors.

The Chair of the Board of Directors (being the majority shareholder) is not an independent Director. Since 2002, the Corporation has named an independent director to act as "Lead Director". Mr. Darryl Edwards has been acting as the independent "Lead Director" of the Corporation from January 2013 until January 2016 and Mr. François Côté has been acting as the independent "Lead Director" of the Corporation since January 2016.
The Lead Director is an outside and unrelated Director appointed by the Board of Directors to ensure that the Board of Directors can perform its duties in an effective and efficient manner independent of Management. The appointment of a Lead Director is part of the Corporation's ongoing commitment to good corporate governance. The Lead Director will namely:

		●	provide independent leadership to the Board of Directors;
		●	select topics to be included in the Board of Directors meetings;
		●	facilitate the functioning of the Board of Directors independently of the Corporation's Management;
		●	maintain and enhance the quality of the Corporation's corporate governance practices;
		●	in the absence of the Executive Chair, act as chair of meetings of the Board of Directors;
		●	recommend, where necessary, the holding of special meetings of the Board of Directors;
		●	serve as Board of Directors ombudsman, so as to ensure that questions or comments of individual directors are heard and addressed;
●
manage and investigate any report received through the Corporation website pursuant to the Corporation's Statement on reporting Ethical Violations, Ethics and Business Conduct Policy and Agent Code of Conduct; and

		●	work with the Board of Directors to facilitate the process for developing, monitoring and evaluating specific annual objectives for the Board of Directors each year.
(g)	Disclose the attendance record of each director for all board meetings held since the beginning of the issuer's most recently completed financial year.	The table below indicates the Directors' record of attendance at meetings of the Board of Directors and its committees during the financial year ended August 31, 2016:
Director	Board Meetings Attended	Audit Committee Meetings Attended	Human Resources Committee Meetings Attended	Independent Directors Meetings Attended	Total Board and Committee Meetings Attendance Rate
Lamonde, Germain	4 of 4	n/a	n/a	n/a	100%
Allard, Pierre-Paul	3 of 4	3 of 4	3 of 4	3 of 4	75%
Côté, François	4 of 4	4 of 4	4 of 4	4 of 4	100%
Edwards, Darryl	4 of 4	3 of 4	3 of 4	3 of 4	81%
Séguin, Claude	4 of 4	4 of 4	4 of 4	4 of 4	100%
Tornes, Randy E.	3 of 4	4 of 4	4 of 4	3 of 4	88%
Attendance Rate:	92%	90%	90%	85%	89%

2.	Board Mandate – Disclose the text of the board's written mandate. If the board does not have a written mandate, describe how the board delineates its role and responsibilities.
	(a)	Assuring the integrity of the executive officers and creating a culture of integrity throughout the organization.

The Board of Directors is committed to maintaining the highest standards of integrity throughout the organization. Accordingly, the Board of Directors adopted an Ethics and Business Conduct Policy and a Statement on Reporting Ethical Violations (Whistleblower Policy) which are available on the Corporation's website (www.EXFO.com) to all employees and initially distributed to every new employees of the Corporation.

	(b)	Adoption of a strategic planning process.

The Board of Directors provides guidance for the development of the strategic planning process and approves the process and the plan developed by Management annually. In addition, the Board of Directors carefully reviews the strategic plan and deals with strategic planning matters that arise during the year.

	(c)	Identification of principal risks and implementing of risk management systems.	The Board of Directors works with Management to identify the Corporation's principal risks and manages these risks through regular appraisal of Management's practices on an ongoing basis.
	(d)	Succession planning including appointing, training and monitoring senior management.

The Human Resources Committee is responsible for the elaboration and implementation of a succession planning process and its updates as required. The Human Resources Committee is responsible to monitor and review the performance of the Chief Executive Officer and that of all other senior officers.

	(e)	Communications policy.

The Chief Financial Officer of the Corporation is responsible for communications between Management and the Corporation's current and potential shareholders and financial analysts. The Board of Directors adopted and implemented Disclosure Guidelines to ensure consistency in the manner that communications with shareholders and the public are managed. The Audit Committee reviews press releases containing the quarterly results of the Corporation prior to release. In addition, all material press releases of the Corporation are reviewed by the President and Chief Executive Officer, Chief Financial Officer, Investor Relations Manager, Director of Financial Reporting and Accounting and General Counsel. The Disclosure Guidelines have been established in accordance with the relevant disclosure requirements under applicable Canadian and United States securities laws.

	(f)	Integrity of internal control and management information systems.

The Audit Committee has the responsibility to review the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethical behavior. The Audit Committee meets with the Corporation's external auditors on a quarterly basis. Accordingly, the Corporation fully complies with Sarbanes-Oxley Act requirements within the required period of time.

(g)	Approach to corporate governance including developing a set of corporate governance principles and guidelines that are specifically applicable to the issuer.
The Board of Directors assumes direct responsibility for the monitoring of the Board of Director's corporate governance practices, the functioning of the Board of Directors and the powers, mandates and performance of the committees. These responsibilities were previously assumed by the Human Resources Committee. Accordingly, the Board of Directors adopted the following policies to fully comply with these responsibilities, which are updated on a regular basis as required:

		Policy	Adopted	Amendments
		Audit Committee Charter*	March 2005	November 2011 (French version only) October 2014
		Board of Directors Corporate Governance Guidelines*	March 2005
		Code of Ethics for our Principal Executive Officer and Senior Financial Officers*	March 2005
		Disclosure Guidelines	March 2005	May 2005 August 2008
		Ethics and Business Conduct Policy*	March 2005	June 2013
		Human Resources Committee Charter*		September 2006 October 2012 January 2013 October 2014
		Securities and Trading Policy	March 2005
		Statement on Reporting Ethical Violations (Whistleblower Policy)*	March 2005	June 2013
		Policy Regarding Hiring Employees and Former Employees of Independent Auditors*	October 2006
		Best Practice Regarding the Granting Date of Stock Incentive Compensation	April 2007
		Guidelines Regarding the Filing and Disclosure of Material Contracts	October 2008
		Independent Committee Charter	June 2011
		Majority Voting Policy*	October 2011	March 2016
		Policy Regarding Conflict Minerals*	January 2013
		Agent Code of Conduct*	September 2013
		Director Share Ownership Policy*	September 2013
* Available on the Corporation's website (www.EXFO.com).

The Board of Directors adopted in October 2011 a Majority Voting Policy for the election of Directors and updated it in accordance with the TSX Rules in March 2016. In October 2012 in order to expressly reflect the responsibility of the Human Resources Committee to conduct an annual assessment of the risks associated with the Corporation's executive compensation policies and procedures, the Board of Directors amended the Human Resources Committee Charter. The Board of Directors amended in January 2013 the Human Resources Committee Charter to include within the Human Resources Committee's mandate the responsibility to receive and discuss suggestions from shareholders for potential director's nominees. Also in January 2013, the Board of Directors adopted a Policy Regarding Conflict Minerals. In the course of formalizing its anti-corruption compliance program, the Board of Directors amended the Ethics and Business Conduct Policy and the Statement on Reporting Ethical Violations (Whistleblower Policy) in June 2013 and also adopted in September 2013 the Agent Code of Conduct. In September 2013, the Board of Directors integrated a governance best practice by adopting a Director Share Ownership Policy.

The Board of Directors amended in October 2014 the Human Resources Committee Charter in order to adapt it to the latest NASDAQ Rules on compensation committees along with an update on the nomination of Directors process and the Audit Committee Charter in order to harmonize its terminology with MI 52-110.

	(h)	Expectations and responsibilities of Directors, including basic duties and responsibilities with respect to attendance at board meetings and advance review of meeting materials.

The Board of Directors is also responsible for the establishment and functioning of all of the Board of Directors' committees, their compensation and their good standing. At regularly scheduled meetings of the Board of Directors, the Directors receive, consider and discuss committee reports. The Directors also receive in advance of any meeting, all documentation required for the upcoming meetings and they are expected to review and consult this documentation.

3.	Position Descriptions
(a)
Disclose whether or not the board has developed written position descriptions for the chair of the board and the chair of each board committee. If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.

There is no specific mandate for the Board of Directors, however the Board of Directors is, by law, responsible for managing the business and affairs of the Corporation. Any responsibility which is not delegated to senior Management or to a committee of the Board of Directors remains the responsibility of the Board of Directors. Accordingly, the chair of the Board of Directors, of the Audit Committee and of the Human Resources Committee will namely:

				●	provide leadership to the Board of Directors or Committee;
				●	ensure that the Board of Directors or Committee can perform its duties in an effective and efficient manner;
				●	facilitate the functionary of the Board of Directors or Committee; and
				●	promote best practices and high standards of corporate governance.
(b)

Disclose whether or not the board and CEO have developed a written position description for the CEO. If the board and CEO have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the CEO.

No written position description has been developed for the CEO. The President and Chief Executive Officer, along with the rest of Management placed under his supervision, is responsible for meeting the corporate objectives as determined by the strategic objectives and budget as they are adopted each year by the Board of Directors.

4.	Orientation and Continuing Education
	(a)	Briefly describe what measures the board takes to orient new directors regarding
		i.	the role of the board, its committees and its directors; and	The Human Resources Committee Charter foresees that the Human Resources Committee maintains an orientation program for new Directors.
		ii.	the nature and operation of the issuer's business.
Presentations and reports relating to the Corporation's business and affairs are provided to new Directors. In addition, new Board of Directors members meet with senior Management of the Corporation to review the business and affairs of the Corporation.

(b)
Briefly describe what measures, if any, the board takes to provide continuing education for its directors. If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary to meet their obligations as directors.

The Human Resources Committee Charter foresees that the Human Resources Committee maintains a continuing education program for Directors. In March 2013, the independent Directors of the Corporation attended a presentation on the Corruption of Foreign Public Officials Act given by PricewaterhouseCoopers LLP. In March 2014, the independent Directors of the Corporation attended a presentation on directors' fiduciary duty by Fasken Martineau DuMoulin LLP. In March 2015, the Directors of the Corporation attended a presentation on directors' fiduciary duty in a controlled environment and on Corporate Governance by Norton Rose Fulbright LLP. In October 2015 the Directors of the Corporation attended a presentation on the Corporation's Service Assurance products by the Vice-President Transport and Service Assurance Division of the Corporation. In 2016, the Directors of the Corporation attended an online training on the Corporation's business and orientation.

5.	Ethical Business Conduct
	(a)	Disclose whether or not the board has adopted a written code for the directors, officers and employees. If the board has adopted a written code:

The Corporation is committed to maintaining the highest standard of business conduct and ethics. Accordingly, the Board of Directors updated and established (i) a Board of Directors Corporate Governance Guidelines, (ii) a Code of Ethics for our Principal Executive Officer and senior Financial Officers, (iii) an Ethics and Business Conduct Policy and (iv) a Statement on Reporting Ethical Violations (Whistleblower Policy) which are available on the Corporation's website (www.EXFO.com).

		i.	disclose how a person or company may obtain a copy of the code;
		ii.	describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board satisfies itself regarding compliance with its code; and

The Board of Directors will determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of a violation of the Code of Ethics for our Principal Executive Officer and senior Financial Officers. Someone that does not comply with this Code of Ethics will be subject to disciplinary measures, up to and including discharge from the Corporation. Furthermore, a compliance affirmation must be filled in a written form agreeing to abide by the policies of the Code of Ethics.

iii.

provide a cross-reference to any material change report filed since the beginning of the issuer's most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

No material change report has been required or filed during our financial year ended August 31, 2016 with respect to any conduct constituting a departure from our Code of Ethics.
(b)

Describe any steps the board takes to ensure directors exercise independent judgement in considering transactions and agreements in respect of which a director or executive officer has a material interest.

Activities that could give rise to conflicts of interest are prohibited. Members of the Board of Directors should contact the Lead Director or in-house legal counsel regarding any issues relating to possible conflict of interest. If such event occurs, the implicated Board of Directors member will not participate in the meeting and discussion with respect to such possible conflict of interest and will not be entitled to vote on such matter. Senior executives should also contact the in-house legal counsel regarding any issues relating to possible conflict of interest.

	(c)	Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.
The Corporation has instituted and follows a "Whistleblower Policy" where each member of the Board of Directors as well as any senior officer, every employee of the Corporation and any person is invited and encouraged to report anything appearing or suspected of being non-ethical to our Lead Director, in confidence. The Lead Director has the power to hire professional assistance to conduct an internal investigation should he so fell it is required.

6.	Nomination of Directors
	(a)	Describe the process by which the board identifies new candidates for board nomination.

The Board of Directors adopted and implemented a Human Resources Committee Charter which integrates the Compensation Committee Charter and the Nominating and Governance Committee Charter. The Human Resources Committee is responsible for nomination, assessment and compensation of directors and Officers.
More specifically, the Human Resources committee, which is comprised entirely of independent Directors, is responsible for participating in the recruitment and recommendation of new candidates for appointment or election to the Board. When considering a potential candidate, the Human Resources Committee considers the qualities and skills that the Board, as a whole, should have and assesses the competencies and skills of the current members of the Board. Based on the talent already represented on the Board, the Human Resources Committee then identifies the specific skills, personal qualities or experiences that a candidate should possess in light of the opportunities and risks facing the Corporation. Potential candidates are screened to ensure that they possess the requisite qualities, including integrity, business judgment and experience, business or professional expertise, independence from Management, international experience, financial literacy, excellent communications skills and the ability to work well with the Board and the Corporation. The Human Resources Committee considers the existing commitments of a potential candidate to ensure that such candidate will be able to fulfill his or her obligations as a Board member.
The Human Resources Committee maintains a list of potential director candidates for its future consideration and may engage outside advisors to assist in identifying potential candidates. The Human Resources Committee also considers recommendations for director nominees submitted by the Corporation's shareholders, officers, Directors and senior Management.

(b)

Disclose whether or not the board has a nominating committee composed entirely of independent directors. If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.

The Human Resources Committee consists of five (5) members all of whom are independent Directors. The Chairman of the Human Resources Committee was Mr. Guy Marier until January 7, 2015. Since then, Mr. François Côté is the Chairman of the Human Resources Committee.
The Human Resources Committee Charter foresees:

●
recommending a process for assessing the performance of the Board of Directors as a whole, the Chair of the Board of Directors and the Committee chairs and the contribution of individual Directors, and seeing to its implementation;

	(c)	If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.	●
recommending the competencies, skills and personal qualities required on the Board of Directors in order to create added value, taking into account the opportunities and risks faced by the Corporation and subsequently identifying and recommending to the Board of Directors.

7.	Compensation
	(a)	Describe the process by which the board determines the compensation for the issuer's directors and officers.

The Human Resources Committee reviews periodically compensation policies in light of market conditions, industry practice and level of responsibilities. Only independent Directors are compensated for acting as a Director of the Corporation.

(b)

Disclose whether or not the board has a compensation committee composed entirely of independent directors. If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.

The Human Resources Committee consists of five (5) members all of who are independent Directors. The Chairman of the Human Resources Committee was Mr. Guy Marier until January 7, 2015. Since then, Mr. François Côté is the Chairman of the Human Resources Committee.

	(c)	If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.	The Human Resources Committee Charter foresees that such committee shall:
●
review and approve on an annual basis with respect to the annual compensation of all senior officers which namely includes the assessment of risks associated with the compensation of such senior officers;

●
review and approve, on behalf of the Board of Directors or in collaboration with the Board of Directors as applicable, on the basis of the attribution authorized by the Board of Directors, to whom options to purchase shares of the Corporation, RSUs or DSUs shall be offered as the case may be and if so, the terms of such options, RSUs or DSUs in accordance with the terms of the Corporation's LTIP or the Deferred Share Unit Plan provided that no options, RSUs or DSUs shall be granted to members of this committee without the approval of the Board of Directors;

			●	recommend to the Board of Directors from time to time the remuneration to be paid by the Corporation to Directors;
			●	make recommendations to the Board of Directors with respect to the Corporation's incentive compensation plans and equity-based plans.
8.	Other Board Committees – If the board has standing committees other than the audit, compensation and nominating committees identify the committees and describe their function.		The Board of Directors has no other standing committee.

9.
Assessments – Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe how the board satisfies itself that the board, its committees, and its individual directors are performing effectively.

The Board of Directors assumes direct responsibility for the monitoring of the Board of Directors' corporate governance practices, the functioning of the Board of Directors and the powers, mandates and performance of the Human Resources Committee. The Human Resources Committee, composed solely of independent Directors, initiates a self-evaluation of the Board of Directors' performance on an annual basis. Questionnaires are distributed to each independent director for the purpose of evaluation the Board of Directors' responsibilities and functions and the performance of the Board of Directors' Committees. The results of the questionnaires are compiled on a confidential basis to encourage full and frank commentary and are discussed at the next regular meeting of the Human Resources Committee or independent Board of Directors members meeting.

10.

Director Term Limits and Other Mechanisms of Board Renewal –
Disclose whether or not the issuer has adopted term limits for the directors on its board or other mechanisms of board renewal and, if so, include a description of those director term limits or other mechanisms of board renewal. If the issuer has not adopted director term limits or other mechanisms of board renewal, disclose why it has not done so.

The Corporation does not have a policy that limits the term of the directors on its board. The Board has determined that the term limit of the director's mandate or the mandatory retirement age is not essential in part, because Board renewal has not been a challenge for the Corporation in recent years. Specifically, the average tenure of the current independent directors is low, at approximately four (4) years and a half (fifty-four (54) months). Historically, the average tenure of the independent directors that served on the Board of Directors since 2000 is nine (9) years and four (4) months. In addition, the Corporation seeks to avoid losing the services of a qualified director with experience and in-depth knowledge of the Corporation through the imposition of an arbitrary term limit but is of the opinion however that a balance between long‐term directors and new directors who bring a different experience and new ideas is essential.
The Human Resources Committee initiates a self-evaluation of the Board of Director's performance on an annual basis. This evaluation is an alternative mechanism for renewing the terms of the Directors serving on its Board of Directors. The annual review process of the overall efficiency of the Board of Directors and Committees as a whole and of Committee members and Directors on an individual basis, remains the best way of ensuring that the skills required are well represented within the Board of Directors.

11.	Policies Regarding the Representation of Women on the Board
	(a)	Disclose whether the issuer has adopted a written policy relating to the identification and nomination of women directors. If the issuer has not adopted such a policy, disclose why it has not done so.

The Corporation does not have any written policy regarding the identification and nomination of women directors as it did not deem it necessary and its focus is on the recruitment of candidates with the specific skills, personal qualities and experiences to add the highest value to the Board, rather than on the gender or other personal characteristics of particular candidates.

	(b)	If an issuer has adopted a policy referred to in (a), disclose the following in respect of the policy:		The Corporation does not have a written policy.
		i.	a short summary of its objectives and key provisions,
		ii.	the measures taken to ensure that the policy has been effectively implemented,
		iii.	annual and cumulative progress by the issuer in achieving the objectives of the policy, and
		iv.	whether and, if so, how the board or its nominating committee measures the effectiveness of the policy.
12.

Consideration of the Representation of Women in the Director Identification and Selection Process – Disclose whether and, if so, how the board or nominating committee considers the level of representation of women on the board in identifying and nominating candidates for election or re-election to the board. If the issuer does not consider the level of representation of women on the board in identifying and nominating candidates for election or re-election to the board, disclose the issuer's reasons for not doing so.

The Human Resources Committee does not specifically consider the level of representation of women on the Board in identifying and nominating candidates for election or re-election to the Board. In the context of such process, it considers the then current Board composition and anticipated competencies required so as to add the highest value to the Board. See Heading 6 "Nomination of Directors" on page 152 of this Annual Report for a description of the process adhered to by the Corporation to select director candidates.

13.

Consideration Given to the Representation of Women in Executive Officer Appointments – Disclose whether and, if so, how the issuer considers the level of representation of women in executive officer positions when making executive officer appointments. If the issuer does not consider the level of representation of women in executive officer positions when making executive officer appointments, disclose the issuer's reasons for not doing so.

The Corporation is focused on finding executive talent to grow and expand its business. As such, it focuses on recruiting and retaining executive talent needed to develop and implement the Corporation's strategy, objectives and goals without regard for the gender or other personal characteristics of particular candidates for executive officer positions.

14.	Issuer's Targets Regarding the Representation of Women on the Board and in Executive Officer Positions
(a)

For purposes of this Item, a "target" means a number or percentage, or a range of numbers or percentages, adopted by the issuer of women on the issuer's board or in executive officer positions of the issuer by a specific date.

	(b)	Disclose whether the issuer has adopted a target regarding women on the issuer's board. If the issuer has not adopted a target, disclose why it has not done so.

The Corporation does not have a target of women on the Board of Directors because it does not believe that any candidate for membership to the Board of Directors should be chosen nor excluded solely or largely because of gender or other personal characteristics. In selecting director nominee, the Corporation considers the skills, expertise and background that would complement the existing Board.

	(c)	Disclose whether the issuer has adopted a target regarding women in executive officer positions of the issuer. If the issuer has not adopted a target, disclose why it has not done so.

The Corporation has not adopted a target regarding women in executive officer positions of the Corporation. The Corporation considers candidates based on their qualifications, personal qualities, business background and experience, and does not feel that targets necessarily result in the identification or selection of the best candidates.

	(d)	If the issuer has adopted a target referred to in either (b) or (c), disclose:
		i.	the target, and
		ii.	the annual and cumulative progress of the issuer in achieving the target.
15.	Number of Women on the Board and in Executive Officer Positions
	(a)	Disclose the number and proportion (in percentage terms) of directors on the issuer's board who are women.		Even though the Corporation did have a woman member of the Board in the past, currently, none of the Corporation's Board members are women (0%).
	(b)	Disclose the number and proportion (in percentage terms) of executive officers of the issuer, including all major subsidiaries of the issuer, who are women.		Even though the Corporation did have women as executive officers in the past, currently, none of the Corporation's executive officers are women (0%).